Exhibit 99.1

Emmanuel T. Hernandez to Retire from Enovix Board of Directors

FREMONT, Calif., September 28, 2023 -- Enovix Corporation (“Enovix”) (Nasdaq: ENVX), an advanced silicon battery company, today announced that Emmanuel T. Hernandez will retire from the company’s board of directors effective September 30, 2023. Hernandez joined the board in July 2021 when Enovix became a publicly traded company.

“Enovix is in great hands led by CEO Dr. Raj Talluri and an experienced Board of Directors,” Hernandez said. “The company is well-positioned to close the longtime gap between battery needs and battery performance and usher in a paradigm shift across multiple industries.”

Hernandez continued, “Over the last two years I have steadily reduced my corporate board memberships in anticipation of retirement to spend more time with my family. Enovix is my final board membership and given recent board and management additions the time is right to fully retire.”

Bernard Gutmann, who joined the Enovix Board of Directors in June, will assume the role of Audit Committee Chairman from Hernandez, effective October 1, 2023. Gutmann brings to Enovix close to 40 years of experience from the semiconductor industry in finance. Most recently, he served as the CFO and Treasurer of ON Semiconductor from 2012 to 2021. Joseph Malchow, who also joined the Enovix Board of Directors in June, will also become a member of the Audit Committee, effective October 1, 2023. Malchow, the founding partner of Hanover Technology Investment Management, a venture capital firm, also serves on the board of Enphase Energy, Inc., and served on the board and was a member of the Audit Committee of Archaea Energy, Inc., a renewable gas company, from its initial listing until its acquisition by BP p.l.c. in 2022.

“On behalf of our entire team I want to thank Manny for his consistent professionalism, integrity, and counsel during his tenure on the Enovix Board,” said Dr. Talluri. “We have been fortunate to draw on his experience as a public company CFO and Audit Committee Chairman of multi-billion-dollar companies such as Cypress Semiconductor and ON Semiconductor. I wish him all the best in his retirement.”

“Enovix has been the beneficiary of Manny’s financial and operational acumen and is strongly positioned to scale globally as the result of his contributions,” said T.J. Rodgers, Chairman of the Board. “He helped develop many of the business processes Enovix needed to become a public company. He was the CFO of the SPAC that funded Enovix, and he shepherded their first reports as a public company while serving as Audit Committee Chairman.”

Continued Rodgers, “On a personal level, I want to thank Manny for his dependable leadership over the 30 years we have built meaningful businesses together.”

About Enovix
Enovix is on a mission to power the technologies of the future. Everything from IoT, mobile and computing devices, to the vehicle you drive, needs a better battery. The company’s disruptive architecture enables a battery with high energy density and capacity without compromising safety. Enovix is scaling its silicon-anode, lithium-ion battery manufacturing capabilities to meet customer demand. For more information visit www.enovix.com and follow us on LinkedIn.
For media inquiries, please contact:
Enovix Corporation
Kristin Atkins
Phone: +1 (650) 815-6934
Email: katkins@enovix.com
For investor inquiries, please contact:
Enovix Corporation
Charles Anderson
Phone: +1 (612) 229-9729
Email: canderson@enovix.com

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